Exhibit (a)(1)(v)

LETTER TO CLIENTS

OFFER TO PURCHASE FOR CASH

BY

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

OF UP TO 100,000 SHARES OF BENEFICIAL INTEREST

AT

$23.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED.

____________

February 17, 2015

TO OUR CLIENTS:

Enclosed for your consideration is the Offer to Purchase, dated February 17, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by First Real Estate Investment Trust of New Jersey (the “Company”), to purchase up to 100,000 shares of beneficial interest (the “Shares”) in the Company at a price of $23.00 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

All Shares properly tendered before the Expiration Date (as defined in the Offer to Purchase) and not properly withdrawn will be purchased by the Company at the purchase price of $23.00 per Share, without interest, on the terms and subject to the conditions of the Offer, proration provisions, “odd lot” provisions and conditional tender provisions. The Company reserves the right, in its sole discretion, to purchase more than 100,000 Shares in the Offer, subject to applicable law. Shares not purchased because of proration provisions or conditional tenders will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See Section 1 and Section 3 of the Offer to Purchase.

If the number of Shares properly tendered is less than or equal to 100,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 100,000 Shares (or such greater number of Shares as the Company may elect to purchase, subject to applicable law) are properly tendered, the Company will buy Shares first, from all shareholders who own beneficially or of record, an aggregate of fewer than 100 Shares (an “Odd Lot Holder”) who properly tender all their Shares, second, on a pro rata basis from all other shareholders who properly tender Shares, subject to any conditional tenders, and third, if necessary to permit the Company to purchase 100,000 Shares (or any such greater number of Shares as the Company may elect to purchase, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares are purchased in the Offer, as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provide the holders tendered all of their Shares) by random lot, to the extent feasible. See Section 1, Section 3 and Section 6 of the Offer to Purchase.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.	You may tender your Shares at a price of $23.00 per Share, as indicated in the attached Instruction Form, without interest.
2.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.
3.	The Offer is subject to certain conditions. See Section 7 of the Offer to Purchase.
4.	The Offer, withdrawal rights and proration period will expire at 12:00 Midnight, New York City time, on Friday, March 20, 2015, unless the Company extends the Offer.
5.	The Offer is for 100,000 Shares, constituting approximately 1.5% of the total number of outstanding shares of beneficial interest in the Company.
6.	Tendering holders of Shares whose Shares are registered in their own name and who tender directly to Computershare Trust Company, N.A. as depositary (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Offer to Purchase and Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.
7.	If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the Shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered and not properly withdrawn.
8.	If you wish to condition your tender upon the purchase of all Shares tendered or upon the Company’s purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of Shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, March 20, 2015, unless the Offer is extended.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Company’s Board of Trustees has approved making the Offer. However, neither the Company nor any member of its Board of Trustees nor the Information Agent or the Depositary makes any recommendation to shareholders as to whether they should tender or refrain from tendering their Shares. Shareholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. Shareholders should discuss whether to tender their Shares with their broker or other financial or tax advisor.

2

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

3

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

BY FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

of

Up to 100,000 Shares of its Beneficial Interest

at a Purchase Price of $23.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 17, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by First Real Estate Investment Trust of New Jersey, an equity real estate investment trust organized under the laws of the State of New Jersey (the “Company”), to purchase for cash up to 100,000 of its shares of beneficial interest in the Company at a price of $23.00 per share, without interest, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the shares of beneficial interest in the Company.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned: _______ shares*

*Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

ODD LOTS
(See Instruction 13 of the Letter of Transmittal)

To be completed ONLY if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER

(See Instruction 12)

A tendering stockholder may condition his or her tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and you are urged to consult with your own tax advisor before completing this section. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased from me, if any are purchased from me, is: __________ shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked this box.

☐	The tendered shares represent all shares held by the undersigned.

4

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):
Name(s):
(Please Print)
Taxpayer Identification or Social Security Number:
Addresses:

(Including Zip Code)
Area Code/Phone Number:
Date:

5